Exhibit 99.2

PROFUSA CORPORATE OVERVIEW “ ACCESSIBLE BIOCHEMISTRY ANYTIME, ANYWHERE” November 2022 1

# Disclaimer

This presentation (the "Presentation") contains confidential information and is solely being made available on a confidential basis, and subject to the following provisions to a limited number of selected persons and/or institutions (each a "Recipient" together the "Recipients") with a view to assist the Recipients in making their own evaluating a potential transaction (the "Potential Transaction") involving Profusa, Inc. ("Profusa" or the "Company") and NorthView Acquisition Corp. ("NorthView") and for no other purpose.

**No Investment Advice; No Offer or Solicitation**

The Presentation is not intended to form the basis of any investment decision and should not be considered as a recommendation by Profusa, H.C. Wainwright ("Wainwright") or any of their respective officers, directors, employees, shareholders, affiliates, representatives, advisors or agents (each a "Profusa Person") in relation to the Potential Transaction. The Presentation does not contain all information necessary for investment decisions or any decision to acquire an interest in Profusa and has not been independently verified. In making its investment decisions, any Recipient should rely on their own examination of Profusa and is recommended to commission its own appropriate legal, tax, financial and other professional advisors.

The Presentation is not a prospectus. This Presentation and any oral statements made in connection with this Presentation do not constitute or form an offer, solicitation of an offer, invitation, recommendation or inducement to purchase or subscribe for any securities in Profusa or in connection with the Potential Transaction; do not constitute the solicitation of any vote, consent or approval in any jurisdiction in connection with the Potential Transaction or any related transactions; nor shall there be any sale, issuance or transfer of any securities, in each case in any jurisdiction where, or to any person to whom, such offer, solicitation or sale may be unlawful under the laws of such jurisdiction. Any offer to sell securities will be made only pursuant to a definitive Subscription Agreement and will be made in reliance on an exemption from registration under the Securities Act of 1933, as amended, for offers and sales of securities that do not involve a public offering. Neither all nor any part of the Presentation shall form the basis of, or be relied upon in connection with, or act as an inducement to enter into, any contract or commitment. NorthView and Profusa reserve the right to withdraw or amend for any reason any offering and to reject any Subscription Agreement for any reason. The communication of this Presentation is restricted by law; it is not intended for distribution to, or use by any person in, any jurisdiction where such distribution or use would be contrary to local law or regulation. The Recipients represent that they are able to receive the Presentation without contravention of any registration requirements or other legal restrictions in the jurisdiction in which they reside or conduct business.

**Confidentiality**

The information contained herein has been supplied by Profusa and is provided pursuant to the binding terms and conditions set forth in the separate confidentiality undertaking already executed prior to receipt of the Presentation (the "Confidentiality Undertaking"). By accepting, reviewing, or reading this Presentation, each Recipient reviewing the Presentation acknowledges by its acceptance of the Presentation (i) that it is familiar with the terms of the Confidentiality Undertaking; (ii) that the Presentation is Confidential Information (as defined in the Confidentiality Undertaking); and (iii) that it is expressly bound by the terms of the Confidentiality Undertaking whether or not such Recipient has executed the Confidentiality Undertaking. This Presentation supersedes and replaces all previous oral or written communications by Profusa, NorthView, or any of their advisors with other interested parties relating to the subject matter hereof. The Presentation is intended for the confidential use of the designated Recipient only in connection with the Potential Transaction and may not be reproduced, divulged or used for any other purpose without the express written consent of Profusa or Wainwright. Profusa and Wainwright reserve the right to require the return of this Presentation at any time in accordance with the Confidentiality Undertaking. In no circumstances will Profusa, Wainwright or any Profusa Person be responsible for any costs or expenses incurred by any Recipient in connection with any investigation or evaluation of Profusa or for any other costs or expenses incurred in connection with the Potential Transaction.

**No Representations or Warranties; Use of Data; Limit of Liability**

No representation, or warranty, express or implied, is made by Profusa, Wainwright or any Profusa Person as to the accuracy, adequacy or completeness of the information in the Presentation, and no person may rely on the information contained in this Presentation. No information contained in the Presentation or any other written or oral communication transmitted or made available to a Recipient is, or shall be relied upon as, a promise or representation, whether as to the past or future, and no liability will attach, except as provided in a definitive share purchase agreement when, as and if it is executed, and subject to such limitations as may be provided in such agreement. In furnishing the Presentation, Profusa and Wainwright undertake no obligation to provide the Recipient with access to any additional information, to update or revise the Presentation or to correct any inaccuracies herein that may become apparent. The information contained in the Presentation is subject to change or amendment without notice. The information contained in the Presentation is selective and does not purport to contain all the information the prospective purchasers may desire in deciding whether or not to offer to acquire a stake in Profusa. Profusa will continue to be conducted in such manner as Profusa sees fit, whether within or outside the ordinary course of business.

Any data on past performance or modeling contained herein is not an indication as to future performance. Industry and market data used in this Presentation have been obtained from third-party industry publications and sources as well as from research reports prepared for other purposes. Neither NorthView nor Profusa has independently verified the data obtained from these sources and cannot assure you of the reasonableness of any assumptions used by these sources or the data's accuracy or completeness. To the fullest extent permitted by law, in no circumstances will Profusa or NorthView or any of their respective subsidiaries, stockholders, affiliates, representatives, partners, directors, officers, employees, advisers or agents be responsible or liable for any direct, indirect or consequential loss or loss of profit arising from the use of this Presentation, its contents, its omissions, reliance on the information contained within it or on opinions communicated in relation thereto or otherwise arising in connection therewith.

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# Disclaimer – Con't

**Trademarks**

NorthView and Profusa own or have rights to various trademarks, service marks and trade names that they use in connection with the operation of their respective businesses This Presentation also contains trademarks, service marks, trade names and copyrights of third parties, which are the property of their respective owners. The use or display of third parties' trademarks, service marks, trade names or products in this Presentation is not intended to, and does not imply, a relationship with NorthView or Profusa, or an endorsement or sponsorship by or of NorthView or Profusa. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this Presentation may appear without the TM, SM, ® or © symbols, but such references are not intended to indicate, in any way, that NorthView, Profusa, or the any third party will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks, trade names and copyrights.

**Use of Projections**

This Presentation contains projected financial information with respect to Profusa, namely revenue, cost of goods sold, and gross margin 2022E-2025E. Such projected financial information constitutes forward-looking information, and is for illustrative purposes only and should not be relied upon as necessarily being indicative of future results The projections, estimates and targets in this Presentation are forward looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond NorthView's and Profusa's control. See "*Forward Looking Statements*" above. While all projections, estimates and targets are necessarily speculative, NorthView and Profusa believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection, estimate or target extends from the date of preparation. The assumptions and estimates underlying the projected, expected or target results are inherently uncertain and are subject to a wide variety of significant business, economic, regulatory, competitive, technological, and other risks and uncertainties that could cause actual results to differ materially from those contained in such projections, estimates and targets. The inclusion of projections, estimates and targets in this Presentation should not be regarded as an indication that NorthView and Profusa, or their representatives, considered or consider the financial projections, estimates and targets to be a reliable prediction of future events. Neither the independent auditors of NorthView nor the independent registered public accounting firm of Profusa has audited, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this Presentation, and accordingly, neither of them expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this Presentation.

**Important Information for Investors and Stockholders**

The Potential Transaction will be submitted to stockholders of NorthView for their consideration. NorthView and Profusa will prepare a registration statement on Form S 4 (the "Registration Statement") to be filed with the SEC, which will include preliminary and definitive proxy statements to be distributed to NorthView's stockholders in connection with NorthView's solicitation for proxies for the vote by NorthView's shareholders in connection with the Potential Transaction and other matters as described in the Registration Statement, as well as the prospectus relating to the offer of the securities to be issued to Profusa's shareholders in connection with the completion of the Potential Transaction. After the Registration Statement has been filed and declared effective, NorthView will mail a definitive proxy statement and other relevant documents to its stockholders as of the record date established for voting on the Potential Transaction. NorthView's stockholders and other interested persons are advised to read, once available, the preliminary proxy statement/prospectus and any amendments thereto and, once available, the definitive proxy statement/prospectus, in connection with NorthView's solicitation of proxies for its special meeting of stockholders to be held to approve, among other things, the Potential Transaction, because these documents will contain important information about NorthView, Profusa and the Potential Transaction. Stockholders may also obtain a copy of the preliminary or definitive proxy statement, once available, as well as other documents filed with the SEC regarding the Potential Transaction and other documents filed with the SEC by NorthView, without charge, at the SEC's website located at www.sec.gov. NorthView and Profusa and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of NorthView's shareholders in connection with the Potential Transaction. Investors and security holders may obtain more detailed information regarding the names and interests in the Potential Transaction of NorthView's directors and officers in NorthView's filings with the SEC, including NorthView's registration statement on Form S-1, which was originally filed with the SEC on October 19, 2021, and in the Registration Statement, once filed. Stockholders, potential investors and other interested persons should read the Registration Statement carefully when it becomes available before making any voting or investment decisions This Presentation is not a substitute for the Registration Statement or for any other document that NorthView may file with the SEC in connection with the Potential Transaction.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.
INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

H.C. Wainwright has been appointed exclusive financial advisor to Profusa in connection with the Potential Transaction. All communications, inquiries, and requests for information relating to the Potential Transaction should be addressed to one of the representatives of H.C. Wainwright.

profusa

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4 • OVERVIEW • TRANSACTION HIGHLIGHTS • PROFUSA ADVANTAGE AND MARKET OPPORTUNITY • CLINICAL VALIDATION • INVESTMENT HIGHLIGHTS • APPENDIX: RISK FACTORS

Company Overview ▪ NorthView Acquisition Corp (“NVAC”) completed its IPO in December 2021 with $191.6M of cash in trust to merge with a life sciences busi ne ss ▪ NorthView is merging with Profusa a digital health company that is pioneering the next generation of personalized medicine via the development of novel tissue - integrated biosensors at a fraction of the cost of current solutions ▪ Profusa , over its 10 - year history, has invested more than $70M in developing its platform technology ▪ Led by a team of seasoned executives and supported by a board with deep operating experience in healthcare and life sciences 5 NorthView Profusa ▪ Interpace Biosciences ▪ Antares Pharma ▪ Interpace Biosciences ▪ Genewiz ▪ McKinsey & Company ▪ Life Technologies ▪ Deutsche Bank ▪ CardioMEMS Ben Hwang Ph.D., Chairman, CEO Sandeep Yadav, CFO Jack Stover Fred Knechtel

# Profusa Value Proposition

***Transformative Technology with Vast Commercial Opportunities***

**Platform Opportunity >500M** Users in Glucose, Oxygen (US/EU)

Other opportunities; Lactate, $CO_2$, Sodium, Ethanol...

Clinical-Grade Real-Time Data; Long-Term Usability; Simple Deployment; Cost Advantage; Supported by DARPA and NIH

**Oxygen Platform:**

- ✓ CE approved
- ✓ Short-term product revenue
- ✓ Addresses clinical need in wound care
- ✓ Compelling human data
- ✓ Expandable to home remote monitoring

**Glucose Platform:**

- ✓ Compelling clinical data
- ✓ Clear regulatory pathway
- ✓ Significant COGs advantage potential
- ✓ Defined manufacturing process
- ✓ Clinical need for continuous glucose monitoring >270 days
- ✓ Large, high-growth global market potential

**Data Platform:**

- ✓ Allows for remote monitoring
- ✓ Mass-adoption possible due to cost advantage
- ✓ Wide-ranging potential applications
- ✓ True enablement of "data revolution" in health care
- ✓ Simultaneous sensing of multiple analytes

profusa

(1) US Census Bureau, Eurostat

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7 • OVERVIEW • TRANSACTION HIGHLIGHTS • PROFUSA ADVANTAGE AND MARKET OPPORTUNITY • CLINICAL VALIDATION • INVESTMENT HIGHLIGHTS • APPENDIX: RISK FACTORS

Merger Highlights (1) 8 ▪ Transaction implies a pro forma enterprise value of $240M and pro forma equity value of $264M ▪ 100% equity rollover from legacy Profusa shareholders resulting in 58.7% ownership of the combined company at closing ▪ Management incentivized to earn back $38.7M based on achieving quantitative milestones ▪ Transaction is estimated to yield $39M in cash proceeds to fund operations ▪ $15M minimum cash anticipated to be sourced from PIPE financing and SPAC trust ▪ Exploring PIPE financing with interest from global strategic and institutional investors ▪ Up to 1.3M incentive shares available for 3 rd party financing ▪ 42% of advisor transaction fees converted to equity ▪ Expected to close in the first quarter of 2023 ▪ Ramp up operations to produce sensors, readers and launch AI platform ▪ Pivotal studies and approvals of glucose and oxygen products ▪ Build commercial resources and operational capabilities ▪ Commercialization of glucose and oxygen products De - SPAC Transaction Use of Proceeds 1) Assumes 80% redemptions by NorthView Shareholders

# Transaction Overview

## Key Transaction Highlights

- Transaction implies a pro forma enterprise value of $240M and pro forma equity value of $264M
- Profusa shareholders will retain 58.7% ownership
- Transaction is estimated to yield $39M in cash proceeds to fund operations
- $15M minimum cash anticipated to be sourced from PIPE financing and SPAC trust
  - Exploring PIPE financing with interest from global strategic and institutional investors
  - Up to 1.3M incentive shares available for 3rd party financing,
  - 42% of advisor transaction fees converted to equity

## Pro forma Ownership[1]



80% Redemptions
19.7%
21.6%
58.7%
SPAC holders
Profusa holders
SPAC sponsor
0% Redemptions
12.5%
37.3%
50.2%

## Illustrative Sources and Uses[3]

| | Redemption Scenarios | |
|---|---|---|
| | 80% | 0% |
| Profusa Shareholder Equity Rollover | $155 | $155 |
| NVAC Cash in Trust | 39 | 193 |
| **Total Sources** | **$194** | **$348** |
| | | |
| Profusa Shareholder Equity Rollover | $155 | $155 |
| Cash to Balance Sheet | 24 | 178 |
| Estimated Transaction Expenses | 15 | 15 |
| **Total Uses** | **$194** | **$348** |

## Illustrative Pro forma Valuation [3]

| | Redemption Scenarios | |
|---|---|---|
| | 80% | 0% |
| Redemption Price | $10.00 | $10.00 |
| (x) PF Shares outstanding (mm) | 26 | 42 |
| Pro Forma Equity Value | **$264** | **$416** |
| (+) Estimated Net Debt at Closing | 0 | 0 |
| (-) New Cash to Balance Sheet | 24 | 178 |
| Pro Forma Enterprise Value | **$240** | **$238** |

profusa

(1) One-quarter of earn out shares due upon each occurrence of (i) stock price at or above $12.50 for 20 out of 30 consecutive trading days (time period: 18-month to 2-year anniversary post close) (ii) stock price at or above $14.50 for 20 out of 30 consecutive trading days (time period: 360-day to 2-year anniversary of close) (iii) company revenue at or above $5.1m for FY 2023 (iv) company revenue $73.1m for FY 2024.
(2) Pro forma ownership does not reflect any potential dilution from warrants or EIP. 1.2M existing shares subject to transfer for price protection
(3) Assumes 80% redemptions by NorthView Shareholders

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10 Profusa Progress Milestones and Updated Estimates For Major Programs Program 2023 2024 2025 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Lumee TM Glucose Lumee TM Oxygen Human Validation Data Published Human Pivotal Studies US/EU/Asia CE/FDA Submission Process Glucose Commercialization and Revenues EU Commercialization and Revenues US Pivotal FDA Submission Process US Oxygen Revenues Beg Cash $19M Cash Thru 2024 Anticipate being cash flow positive by mid 2025 Key milestones from closing include: ▪ Launching the Lumee TM oxygen product in the EU ▪ Oxygen and glucose pivotal studies and approval (EU & US) ▪ Glucose commercial launch

11 • OVERVIEW • TRANSACTION HIGHLIGHTS • PROFUSA ADVANTAGE AND MARKET OPPORTUNITY • CLINICAL VALIDATION • INVESTMENT HIGHLIGHTS • APPENDIX: RISK FACTORS

Pioneering Biosensors for Continuous Monitoring of Body Chemistries Injectable hydrogel micro - sensor Tissue integration Accurate optical signal Wearable reader for consumer & medical applications • Unique, biologically compatible hydrogel micro - sensor that overcomes the foreign body response • Flexible tissue - like advanced materials • Biosensor made of a porous “smart gel” that mimics the 3D microenvironment of cells • Smart gel linked to a molecule that emits a fluorescent upon analyte measurement • >270 days of functionality • Optical reader adhered to the skin’s surface or held by hand • Reads the fluorescent signal from the embedded biosensor • Low - cost opto - electronics • Enables the development of biosensor systems with a variety of form factors serving consumer as well as medical applications for continuous monitoring of body chemicals • Leverage AI and Machine Learning algorithm ▪ Overcome >two decades of a technical barrier - the Foreign Body Response ▪ Clinical - grade accuracy; consumer - accessible cost ▪ Oxygen approved in EU; glucose supported by successful human clinical studies; potential for lactate, sodium, CO 2 , ethanol… 12

13 CE - Marked Lumee TM Continuous Tissue Oxygen Monitoring Charger

# Oxygen Platform: Potential Pharmacoeconomic Benefits In CLI/PAD Patients

**Value of Quantifying Perfusion**

## During Revascularization Surgery

↑ **Improve outcome by providing real-time feedback intraoperatively**

↓ **Decreased Cost & Morbidity**
- Reduce operating room time
- Reduce radiation exposure
- Reduce contrast agent use

→ Decrease of 30d re-admission rate from 30% to 20%

**$4,000/patient**

OR time is the main driver of cost in the management of CLI/PAD patients

---

## During Wound Healing

↑ **Increased outcome by reducing long-term perfusion failure and amputation rate**

↓ **Decreased Cost & Morbidity**
- Reduce wound healing time
- Reduce unwarranted care

→ A reduction of 1y major amputation rate by 33%

**$4,000/patient**

A reduction of 1 month in wound healing

**$1,500/patient**

**~$10,000 per patient in benefit to healthcare system**

profusa

Sources for Cost http://www.jvascsurg.org/article/S0741-5214(12)00484-3/pdf

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# Glucose Platform: Profusa Seeking To Become Best-in-Class Solution

*Current Technology Approaches Only Offer Incremental Improvements*

| | Dexcom | Medtronic | Abbott | Senseonics | profusa |
|---|---|---|---|---|---|
| **Sensor Description** |  |  |  |  |  |
| **Sensor Functional Lifetime** | 10 days | 7 days | 14 days | 180 days | >270 days |
| **Deployment Method** | Insertion apparatus | Insertion apparatus | Insertion apparatus | Surgical insertion and removal | Simple injection – hypodermic needle |

- **Current CGM market share mostly in intensively managed type 1 and 2 patients –** opportunity for disruption and TAM expansion
- **Disrupt well-developed market –** clinical need, physician work-flow, patient adoption, reimbursement, well defined for new disruptive technology to enter market

Source:
https://www.dexcom.com/en-us/faqs/can-i-restart-dexcom-g6-sensor-after-10-days
https://www.medtronic.com/ca-en/diabetes/home/support/product-support/cgm-sensors.html
FreeStyle Libre 14 day System | CGM Diabetes Monitor
Senseonics Announces FDA Approval of the Eversense® E3 Continuous Glucose Monitoring System for Use for Up to 6 months; Provides 2022 Business Outlook – Senseonics

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# Accessible Continuous Glucose Monitoring (CGM) For All


Hydrogel
Custom Injector
Reader
+
Active Session
Profusa Cloud

| Current CGM Pain Points | Profusa's CGM Solution |
|---|---|
| ×New sensor required every 10–14 days | ✓Overcomes foreign body response: >**<u>270 days</u>** functionality |
| ×180-day solution requires surgical implant | ✓Simple hypodermic needle **<u>injection</u>** of sensor |
| ×Up to $4,500 annual cost[1] | ✓High margin, **low cost**: ($900/year at >80% GM potential)[(2)] |
| ×Cost effective for intensively managed patients only | ✓T1D through Health and Wellness patients **<u>>500 million TAM</u>** |

*According to Strategic Market Research, the CGM market is expected to grow from $6B to $16B by 2030*

profusa

(1) https://www.healthline.com/diabetesmine/new-medtronic-stand-alone-cgm-guardian-connect#cost
(2) Profusa internal modeling

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>1.5M CGM users >71M Diagnosed 107M At - risk patient monitoring (5) ≈27M Diagnosed (US/EU5) prediabetes patients (5) Population T1D (1) T2D (1) >500M At - risk Chronic Patients (6) 3M 82M Redefining >500M TAM From “Can You Afford It” To “Do You Need It?” 17 • Established benefit of CGM for all on diabetes spectrum – non - controversial • Woefully under - penetrated opportunity • Profusa has the potential for attractive margins in all segments >$2,100 (2) CGM >$600 (3) Glucometer/ test strips >$600 (4) Coaching Current CGM TAM Profusa TAM (1) JPM 2018 CGM Market Report; (2) CDC; (3) U.S. Census, Healthline Eurostat (2) SVBLeerink , June 3, 2021 Dexcom analyst report – 2020 revenues and patients (3) https://www.goodrx.com/classes/medical - supplies - and - devices/should - you - be - subscribing - to - have - your - test - strips - delivered - %20Note%20this%20is%20U.S (4) SVBLeerink April 29, 2021 Teledoc/ Livongo analyst report (5) Valbiotis Report, 2019 , CDC , (6) US Census Bureau, Eurostat

# Profusa's Data : Healthcare :: Google : Advertising

- ✓ Real-time clinical-based biochemical data
- ✓ Link activity and choices to clinical outcomes
- ✓ Large-scale applications across multiple population groups
- ✓ Low barriers of adoption
- ✓ Potential sale of data for pharmaceutical development

**Profusa's data stream becomes the requirement for a tech-enabled healthcare future**

| | Physician-Enabled Insights | User-Derived Decisions | AI-Driven Coaching |
|---|---|---|---|
| **Profusa Enablements** | • Glucose Pro CGM Platform[2]<br>• Lumee Oxygen for CLI[1]<br>• Early pandemic surveillance[2]<br>• Lactate Platform for sepsis and trauma resuscitation[3] | • Glucose RT CGM Platform[2]<br>• Ambulatory CLI management[2]<br>• In-home COPD monitoring[4]<br>• Athletic training[4] | • Prediabetes use case[2]<br>• Multi-analyte Platform[3]<br>• Health and wellness applications[4]<br>• Remote health coaches[4] |
| | ***Millions of users*** | ***Tens of millions of users*** | ***Hundreds of millions of users*** |

(1) Approval in EU received
(2) Supported by clinical study data as potential product offering
(3) Supported by pre-clinical data as potential product offering
(4) Aspirational offering in strategic plan

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Commercialization Strategy – Lumee TM Glucose & Oxygen (EU/US) 19 Profusa Local Commercial Team ▪ Technical sales professionals ▪ Training of distribution partners ▪ Manage distributor performance ▪ First technical contact with users ▪ Initial training and adoption at user sites Distributor(s) Region(s) Roles of Local Distributors • Handle warehousing and logistics • “Localization” of product and offering • Local marketing program • Order - to - cash management • Account identification and maintenance for growth ▪ Modest investment in Profusa local team ▪ Leverage network of distribution partners ▪ Profusa maintain local account relationships while creating territory coverage leverage through distributors ▪ Align local knowledge and relationships of distributors ▪ Favorable strategy due to healthy margins on Profusa products ▪ Accelerate early revenue ramp Selling Targets • Oxygen: • High volume hospital centers • Ambulatory centers and doctor’s offices • Glucose • Diabetes centers • T1,T2, prediabetics, wellness

20 • OVERVIEW • TRANSACTION HIGHLIGHTS • PROFUSA ADVANTAGE AND MARKET OPPORTUNITY • CLINICAL VALIDATION • INVESTMENT HIGHLIGHTS • APPENDIX: RISK FACTORS

Therapeutic Interventions Lumee Oxygen Index [ - ] Remove Sheath Baseline Lumee Œ Oxygen Platform reports local tissue oxygen levels during PAD surgical intervention as well as post - operatively for 28 days , and posed a low risk to patients during the study (1) x Actual case data x Intra - operative GPS x Data for real - time decisions x Enables in - home monitoring 21 Note (1): J. Vasc. Surg., June 2015, Volume 61:6, 1501 - 10 Lumee TM Oxygen Provides Real - Time Insights During Surgery Validates Profusa Technology Platform

Glucose Clinical Trial Demonstrated Safety & Functionality ▪ The clinical trial evaluated the safety and functionality of the glucose platform; sensor, reader and AI platform ▪ 4 Clinical sites ▪ Two European clinical sites ▪ Two Asian clinical sites ▪ 54 Subjects enrolled ▪ 108 Sensors injected; 398 study visits completed ▪ 745 Glucose traces collected; >18,000 paired reference points ▪ Top line results: MARD (1) 10 - 12%; functionality >270 days: safety profile met 22 (1) MARD – Mean absolute relative difference; Current algorithm Note: unpublished data

Glucose Study Subject Demographics 23 Site 1 2 3 4 Location Germany Austria Vietnam Vietnam Subjects 12 12 16 7 7 Data Sets 121 60 124 63 68 Diabetes Type 1 12 9 15 0 1 Type 2 0 3 1 7 6 Gender Male 10 8 9 2 6 Female 2 4 7 5 1 Age (years) Mean 60 55 43 57 55 Min 44 29 20 45 40 Max 69 82 72 66 62 BMI (kg/m 2 ) Mean 27.2 26.5 26 25.3 26.3 Min 22.7 21.6 19.7 18.2 19.3 Max 40.2 40.1 40.3 31.1 34.9 Therapy (%) Insulin 100 100 94 0 29 Oral 0 0 0 71 29 Both 0 0 6 29 42 HbA1C(%) Mean 6.9 7.5 - 9.6 8.6 Min 6 6.3 - 6.7 7.7 Max 7.9 9.3 - 14.8 9.4 Note: unpublished data

Glucose Performance Summary 24 After 2 - point calibration, glucose predictions from held - out clinical sessions are modeled Mean MARD across paired glucose reference measurements is 11.7% ▪ 2406 paired blood glucose reference points ▪ Points are colored by patient ID ▪ Data from 7 - 90 days post injection ▪ 163 sessions from 37 patients pass data quality filters ▪ Neural network model ▪ Model inputs include diffuse reflectance, sensor fluorescence, temperature, and accelerometry Note: unpublished data

25 Studies Demonstrated Consistent Long - Term Performance >270 Days Days 3 - 90 Days 91 - 150 Days 151 - 275 Note: unpublished data

26 • OVERVIEW • TRANSACTION HIGHLIGHTS • PROFUSA ADVANTAGE AND MARKET OPPORTUNITY • CLINICAL VALIDATION • INVESTMENT HIGHLIGHTS • APPENDIX: RISK FACTORS

▪ 10 years of development and over $70M invested ▪ Validated by clinical studies ▪ Third - party commercial validation by DARPA and NIH (>$30M non - dilutive grants) ▪ Potential to change industry standard functionality from 14 to 90 days and eventually >270 days ▪ Large internally developed global IP portfolio / trade secret protection ▪ Solving the medical challenge of introducing foreign objects internally without rejection ▪ Not just a medical product or device but rather a system and a platform for further development ▪ Global interest and opportunity due to low cost of manufacturing ▪ Market opportunity >500M users in glucose, oxygen (US/EU); other opportunities include lactate, CO 2 , sodium, ethanol ▪ Compelling human data (1) – defined regulatory pathways for US approval ▪ Human safety and efficacy data for CGM ▪ Approved Lumee TM Oxygen product in EU available to launch ▪ Outsourced, defined simple manufacturing process, low capex ▪ Commercialization strategy with initial reimbursement in place and a pathway to significant improvement ▪ Structural COGS advantage yields margin and cash flow 27 Profusa Investment Highlights Validated Technology Large Global Markets De - risked by Human Data Financials (1) See clinical study data summary: slides 22 - 25

28 Profusa Deal Summary ▪ ~$70M invested to date ▪ $155M Profusa valuation ▪ Core technology validated ▪ Large accessible global market ▪ Near - term revenue ▪ Minimum cash of only $15M required ▪ Anticipate being cash flow positive by mid - 2025

THANK YOU 29

30 • OVERVIEW • TRANSACTION HIGHLIGHTS • PROFUSA OVERVIEW • PROFUSA ADVANTAGE AND MARKET OPPORTUNITY • CLINICAL VALIDATION • INVESTMENT HIGHLIGHTS • APPENDIX: RISK FACTORS

APPENDIX: RISK FACTORS 31

Risk Factors Carefully consider the following risk factors, among others that will be contained in (or coordinated by reference into) the proxy statement / prospectus, related to Profusa’s business, reputation, financial condition, results of operations, revenue and the future prospects if the business combination is consummated . The risks presented below are some of the general risks to the business and operations of Profusa and NorthView following completion of the Business Combination . You should carry out your own diligence and consult with your own financial and legal advisors concerning the risks and suitability of an investment in any offering before making an investment decision . Risks relating to the business of Profusa and NorthView will be more fully disclosed in future documents filed or furnished with the SEC . The risks presented in such filings will be consistent with those that would be required for a public company in SEC filings and may differ significantly from and be more extensive than those presented below . These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to the business financial condition and prospectus of Profusa and NorthView following the completion of the Business Combination . Profusa may face additional risks and uncertainties that are not presently known to it, or that it currently deems immaterial, which may also impair Profusa’s business or financial condition . RISKS RELATED TO PROFUSA AND ITS INDUSTRY Profusa has a history of significant losses, which it expects to continue, and Profusa may not be able to achieve or sustain profitability . If Profusa is unable to advance its product candidates through clinical development, obtain regulatory approval and ultimately commercialize its product candidates, or experiences significant delays in doing so, Profusa’s business will be materially harmed . The results of preclinical studies and early clinical trials are not always predictive of future results . Any product candidate that Profusa advances in clinical trials, may not achieve favorable results in later clinical trials, if any, or receive marketing approval in the United States . If third - party payors do not provide adequate coverage and reimbursement for the use of Profusa’s products, if approved, Profusa’s revenue will be negatively impacted . Profusa is dependent upon third - party manufacturers and suppliers, and in some cases a limited number of suppliers, making Profusa vulnerable to supply shortages, loss or degradation in performance of the suppliers and price fluctuations, which could harm Profusa’s business . Profusa may not be successful in its efforts to enter into collaborations, distribution agreements or strategic alliances for the development and commercialization of its current or future product candidates . If Profusa is unable to establish sales, marketing and distribution capabilities, either on its own or in collaboration with third parties, Profusa may not be successful in commercializing any of its product candidates, if approved . 32

Risk Factors RISKS RELATED TO PROFUSA AND ITS INDUSTRY (Cont’d) Profusa faces substantial competition, which may result in others discovering, developing or commercializing products more quickly or marketing them more successfully than Profusa . If Profusa fails to develop additional product candidates, its commercial opportunity could be limited . Profusa may face product liability claims that could be costly, divert management’s attention and harm Profusa’s reputation . Profusa may in the future become involved in lawsuits to protect or enforce Profusa’s intellectual property, which could be expensive and time consuming, and ultimately unsuccessful, and could result in the diversion of significant resources, thereby hindering Profusa’s ability to effectively commercialize its existing or future products . If Profusa fails to retain its key executives or recruit and hire new employees, Profusa’s operations and financial results may be adversely affected while it attracts other highly qualified personnel . RISKS RELATED TO NORTHVIEW AND THE BUSINESS COMBINATION Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern . ” We may issue our shares to investors in connection with our business combination at a price that is less than the prevailing market price of our shares at that time . The ability of our public stockholders to exercise redemption rights with respect to a large number of our shares could increase the probability that our business combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your stock . We may not be able to complete our business combination within the prescribed time frame, in which case we would cease all operations except for the purpose of winding up and we would redeem our public shares and liquidate . Our initial stockholders, directors, executive officers, advisors and their affiliates may elect to purchase shares from public stockholders, which may influence a vote on a proposed business combination and reduce the public “float” of our common stock . 33

Risk Factors RISKS RELATED TO NORTHVIEW AND THE BUSINESS COMBINATION (Cont’d) If a stockholder fails to receive notice of our offer to redeem our public shares in connection with our business combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed . You will not be entitled to protections normally afforded to investors of many other blank check companies . Our management may not be able to maintain control of the target business after our business combination . We cannot provide assurance that, upon loss of control of the target business, new management will possess the skills, qualifications or abilities necessary to profitably operate such business . We do not have a specified maximum redemption threshold, except that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $ 5 , 000 , 001 both immediately before and after the consummation of our business combination . The absence of such a redemption threshold may make it possible for us to complete our business combination even if a substantial majority of our stockholders do not agree . We may be unable to obtain additional financing to complete our business combination or to fund the operations and growth of the target business, which could compel us to restructure or abandon the business combination . Subsequent to the completion of our business combination, we may be required to take write - downs or write - offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment . We may issue notes or other debt securities, or otherwise incur substantial debt, to complete our business combination, which may adversely affect our leverage and financial condition and thus negatively impact the value of our stockholders’ investment in us . Past performance by our management team may not be indicative of future performance of an investment in us . We are dependent upon our executive officers and directors and their departure could adversely affect our ability to operate . Our ability to successfully effect our business combination and to be successful thereafter will be totally dependent upon the efforts of our key personnel, some of whom may join us following our business combination . The loss of key personnel could negatively impact the operations and profitability of our post - combination business . 34

Risk Factors RISKS RELATED TO NORTHVIEW AND THE BUSINESS COMBINATION (Cont’d) Our executive officers and directors allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs . This conflict of interest could have a negative impact on our ability to complete our business combination . Certain of our executive officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us following our business combination and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented . Our executive officers, directors, security holders and their respective affiliates may have competitive pecuniary interests that conflict with our interests . NorthView’s initial stockholders, including our sponsor, executive officers and directors, will lose their entire investment in us and their right to be reimbursed for their out - of - pocket expenses if a business combination is not completed, a conflict of interest may have existed in determining whether the business combination is appropriate . You will not have any rights or interests in funds from the trust account, except under certain limited circumstances . To liquidate your investment, therefore, you may be forced to sell your public shares, rights, or warrants, potentially at a loss . Because each unit contains one - half of one redeemable warrant, and only a whole warrant may be exercised, the units may be worth less than units of other blank check companies . NASDAQ may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions . If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per - share redemption amount received by stockholders may be less than $ 10 . 10 per share . A provision of our warrant agreement may make it more difficult for us to consummate our business combination . Our directors may decide not to enforce the indemnification obligations of our sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to our public stockholders . 35

Risk Factors RISKS RELATED TO NORTHVIEW AND THE BUSINESS COMBINATION (Cont’d) • If, after we distribute the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our board of directors and us to claims of punitive damages . If, before distributing the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per - share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced . Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares . We are not registering the shares of common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants except on a cashless basis and potentially causing such warrants to expire worthless . The grant of registration rights to our initial stockholders and holders of our private placement warrants may make it more difficult to complete our business combination, and the future exercise of such rights may adversely affect the market price of our common stock . We may issue additional shares of common stock or preferred stock to complete our business combination or under an employee incentive plan after completion of our business combination, and any such issuances would dilute the interest of our stockholders and likely present other risks . In order to effectuate an initial business combination, blank check companies have, in the recent past, amended various provisions of their charters and modified governing instruments . We cannot assure you that we will not seek to amend our amended and restated certificate of incorporation or governing instruments in a manner that will make it easier for us to complete our business combination that our stockholders may not support . Our initial stockholders control a substantial interest in us and thus may exert a substantial influence on actions requiring a stockholder vote, potentially in a manner that you do not support . We may amend the terms of the rights in a manner that may be adverse to holders of rights with the approval by the holders of at least 65 % of the then outstanding rights . 36

Risk Factors RISKS RELATED TO NORTHVIEW AND THE BUSINESS COMBINATION (Cont’d) We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 65 % of the then outstanding public warrants . We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless . Our rights and warrants may have an adverse effect on the market price of our common stock and make it more difficult to effectuate our business combination . Provisions in our amended and restated certificate of incorporation and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management . Provisions in our amended and restated certificate of incorporation and Delaware law may have the effect of discouraging lawsuits against our directors and officers . We are a newly formed company with no operating history and no revenues, and you have no basis on which to evaluate our ability to achieve our business objective . If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete our business combination . Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations . We are an emerging growth company within the meaning of the Securities Act, and we intend to take advantage of certain exemptions from disclosure requirements available to emerging growth companies, which could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies . Compliance obligations under the Sarbanes - Oxley Act may make it more difficult for us to effectuate our business combination, require substantial financial and management resources, and increase the time and costs of completing an acquisition . 37